Exhibit 99.2

From:	DRYCLEAN USA. INC.
290 N. E. 68 Street
Miami, FL 33138
Michael Steiner (305)754-4551

FOR IMMEDIATE RELEASE

Miami, FL – December 23, 2008 – DRYCLEAN USA, Inc. (listed New York Stock Exchange Alternext, formerly the American Stock Exchange, under the symbol “DCU”) announced that it received a proposal today from members of the Steiner family, the principal stockholders of the Company, to acquire all of the outstanding shares of the Company’s Common Stock. It is presently proposed that the transaction would be structured as a merger of the Company with a company to be owned by the Steiner family pursuant to which the public stockholders of the Company would receive $0.85 per share in cash, or an aggregate of approximately $2.55 million, for the approximately 3 million shares (approximately 43% of outstanding shares) of the Company’s Common Stock not currently owned by the members of the Steiner family. The proposed purchase price represents a 13% premium over today’s $0.75 per share closing price of the Company’s Common Stock.

The proposal is subject, among other things, to (i) entering into a definitive agreement with respect to the transaction, (ii) approval of the transaction by a special committee of the Company’s Board of Directors, and the full Board of Directors, (iii) receipt of satisfactory financing for the transaction and (iv) receipt of a fairness opinion from a financial advisor to the special committee of the Board stating that the proposed transaction is fair, from a financial point of view, to the public stockholders.

If the Company decides to proceed with the proposed offer described in this press release, of which there can be no assurance, it will file a proxy statement and other documents regarding the proposed offer with the Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement when, and if, it becomes available, because it will contain important information. Investors and stockholders may obtain a copy of the proxy statement (when and if it is available) and any other relevant documents filed by the Company with the SEC for free on the SEC’s web site, www.sec.gov. In addition, in the event the Company decides to proceed with the proposed offer, the Company and its directors, executive officers and certain of its employees may be deemed to be participants in any solicitation of proxies of the Company stockholders in connection with the proposed offer. Such individuals may have interests in the transaction. A current detailed list of the names, affiliations and interests of the participants in the solicitation, by stock ownership or otherwise, can be found in the proxy statement relating to the Company’s 2008 Annual Meeting of Stockholders that was filed with the SEC on October 17, 2008, and in any proxy statement that may be filed with the SEC in connection with the proposed offer.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA license Corp, is one of the largest franchise and license operations in the dry cleaning industry, in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the SEC.